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                                                                    EXHIBIT 12.1

Statement re computation of ratios

Ratios of earnings to combined fixed charges and preferred stock dividends

                                                                   Year Ended December 31,
                                                          ---------------------------------------
                                                             1995           1996           1997
                                                          ---------      ---------      ---------
Earnings
  Pretax income from continuing operations                $  22,691      $  49,802      $  82,705
  Fixed charges                                              23,447         20,785         43,444
  Less included preferred stock dividend requirements          (539)          (329)          (628)
                                                          ---------      ---------      ---------
  Total earnings                                          $  45,599      $  70,258      $ 125,521
                                                          =========      =========      =========


Fixed charges and preferred stock dividends
  Interest expense                                        $  18,942      $  15,707      $  36,664
  Interest factor of rent expense                             3,966          4,749          6,152
  Preferred stock dividend requirement                          539            329            628
                                                          ---------      ---------      ---------
  Total fixed charges                                     $  23,447      $  20,785      $  43,444
                                                          =========      =========      =========


Ratio                                                          1.94           3.38           2.89
                                                          =========      =========      =========
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